LYNCH INTERACTIVE
CORPORATION
                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                     REPORTS THIRD QUARTER OPERATING RESULTS

RYE, New York, November 15, 2004 - Lynch Interactive Corporation (AMEX:LIC) reported third quarter revenues rose 4.7% to $23.1 million from the $22.1 million in the third quarter of 2003. The increase is primarily due to higher interstate access revenues and increased USF support payments at operations that are undergoing significant capital upgrade programs.

Third quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization) before corporate expense increased $0.9 million to $12.1 million, compared to $11.2 million in the third quarter of 2003. However, during the third quarter of 2004 corporate expenses increased $0.9 million, due to approximately $1.2 million of higher legal, and Sarbanes-Oxley consulting costs. Operating profit for the third quarter of 2004 was $5.1 million or $0.3 million lower than the $5.4 million reported in the third quarter of 2003. See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Earnings were $0.56 per share for the three months ended September 30, 2004, as compared to $0.51 per share for the three months ended September 30, 2003.

We invested $10.4 million in capital expenditures during the nine months of 2004, down from $14.7 million in the nine months of 2003.

Telephone Operations

As of September 30, 2004, Interactive's multimedia operations consisted of 52,100 access lines, 3,700 DSL customers, 3,700 cable subscribers, 18,500 internet subscribers, 5,800 CLEC customers, 6,600 alarm customers, 550 paging customers, 16,100 long distance resale customers, and PCS licenses covering areas with an aggregate population of approximately 380,800. As of December 31, 2003, comparables were 53,800 access lines, 2,300 DSL customers, 2,700 cable subscribers, 20,100 internet subscribers, 5,600 CLEC customers, 6,700 alarm customers, 680 paging customers, and 15,200 long distance resale customers. Access lines and Dial-up Internet customers continue to decrease year to year due to wireless and other competitive forces, but long distance resale and DSL customers have been increasing. The growth in cable subscribers from December 31, 2003 is largely due to a February 2004 acquisition of a small provider.

Investments

     - Interactive owns approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares, (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

     - Wireless - Interactive also has two minority-owned investments in cellular operations in New Mexico and North Dakota covering a net population of 35,000. In addition, the Company is developing two PCS licenses in Las Cruces, New Mexico and Logan, Utah. The Company owns 12 licenses in the Lower 700 MHz spectrum band and through minority owned entities has invested in spectrum in the 39 GHz, 700 MHz Guard Band and Paging licenses.

     - On July 30, 2004, Lynch 3G Communications was high bidder on two licenses, Buffalo, NY and Davenport, IA. Also, Lynch Interactive acted as the administrative bidding agent for Napoleon Communications, which was the high bidder in Phoenix, AZ, Las Vegas, NV, Reno, NV and Albuquerque, NM (Block 39). Napoleon received a bidding credit of 35%. As an aside, Napoleon was not challenged as to its eligibility to own these licenses by Mr. Taylor, the strike suit attorney who we believe works for Adelphia Communications.

     - The Company noted that Iowa Telecommunications Services Inc. ("Iowa Telecom"), which provides telephone service to 265,000 access lines in the State of Iowa, is in the process of completing an initial public offering. Prior to the closing of the offering, Iowa Network Services ("INS") owns 57% of Iowa Telecom. We own 3% of INS preferred stock and 1.8% of INS common stock and also a $400,000 face amount convertible preferred in INS.

Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.).

Stock Repurchase Program

During the three months ended September 30 2004, Interactive bought back 7,900 shares at an average investment of $32.53. In addition, 3,600 shares were purchased since September 30, 2004. Since the inception of the stock repurchase program Interactive has acquired 64,700 shares at a total investment of $2.1 million or $32.35 per share.

Balance Sheet

At September 30, 2004, while the Company had cash and cash equivalents of $27.6 million as compared to $26.6 million at December 31, 2003, we point out that the majority of this cash is not readily available to the parent company. As a result, we are sensitive to liquidity issues as we are incurring significant cost for litigation as well as Sarbanes Oxley compliance. While the parent company maintains a line of credit facility, the amount has been reduced from $10 million to $7 million on October 31, 2004, and will be further reduced to $5 million on January 31, 2005. The total debt at September 30, 2004 was $177.7 million, down from $179.2 million at the end of last year.

Full Year

2004 operating profit is expected to be $16.8 million as compared to $18.4 million in 2003. EBITDA for the year 2004 is expected to be, as previously forecasted, about $44 million being generated by our operating subsidiaries, before $7 million of corporate office costs, which includes increased litigation, auditing and Sarbanes-Oxley consulting expenses. Operating profit plus approximately $21 million of depreciation and amortization expense equals 2004 EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investments.

Value Added Initiatives
-----------------------

     - California-Oregon Telecommunications Company ("Cal-Ore") - In March 2004, we signed an agreement to acquire Cal-Ore located in Dorris, California. Cal-Ore's subsidiary Cal-Ore Telephone Company is the ILEC service provider for an area of about 850 square miles along the Northern California border with Oregon with approximately 2,500 access lines located in the municipalities of Dorris, Macdoel, Tuelake and Newell.

          Cal-Ore's other businesses include an Internet service provider, a CLEC that is planning to provide services to Klamath Falls, Oregon, and interests in certain cellular partnerships.

          The acquisition price is around $21 million, subject to certain closing adjustments. The acquisition is subject to certain conditions including the approval by the California Public Utilities Commission and other regulatory authorities.

     - John Giannella joined us to help accelerate development of PCS and other licenses.

Outlook

Our stock is selling well below our calculation of intrinsic value. We want to grow this value as well as narrow the discount in the public price of our shares. In this context, we have an ongoing effort to monetize or spin off certain of our assets, including selling a portion or all of our investment in certain of our operating entities. These may also include minority interests and investments. In December 2003, we sold a large portion of our investment in Sunshine PCS Corporation. In March 2002, we sold our 20.8% interest in the New Mexico cellular property, RSA #1 (North) to Verizon Wireless. We will continue to look for ways to maximize shareholder values and, as previously announced, are considering the distribution of certain non-core assets to our shareholders.

There are many significant dynamics affecting the telecommunication world today, both on a competitive and regulatory front. The increasing use of Voice over Internet Protocol ("VoIP") is one national level development that could have a substantial detrimental impact on our future revenue sources. In 2003,
Interactive received around one-quarter of its revenues from the Universal Services Fund mechanism. Current regulatory initiatives on inter-carrier compensation including the Universal Services Funding could impact our revenue stream. In addition, as discussed at our Annual Meeting, several RLECs have recently filed Registration Statements for the issuance of Income Depository Receipt. Other RLECs have declared special dividends. Interactive will consider such initiatives to surface shareholder value.

Currently, $57 million of our total debt of $178 million is at variable interest rates averaging 4.4%. The Company is considering changing a major portion of its current variable interest rate debt to fixed interest rates which would increase the Company's interest expense.

Current plans contemplate slightly less than $19 million in capital expenditures in 2004, on target with our previous forecast, and as compared to $22.7 million in 2003 and $23.8 million in 2002. Of this amount $12 million is for annual maintenance with the balance for either growth or major rebuilds.

On February 14, 2001, R.C. Taylor, III (Relator), who we believe currently works as an attorney for Adelphia Communications, brought an action against many parties, including Interactive, and their participation in numerous auctions for spectrum licenses conducted by the Federal Communications Commission ("FCC"). Paramount to his case were the activities of many of the defendants in the PCS C Block Auction for those parties in early 1995 through mid 1996. Below is a history of Interactive's participation in such auction.

History of Lynch's "C" Block Activities
---------------------------------------

On December 18, 1995, Interactive (through its predecessor Lynch Corporation) had investments in five entities that participated in the FCC Auction for Broadband PCS "C" Block Spectrum (Auction 5). When the auction closed, on May 6, 1996, these five entities, on a combined basis, were the higher bidders for thirty-one 30 MHz. These entities were initially put together under the FCC's initiative to include, among others, qualified women, African Americans, Native Americans and Asian Americans. As a result of changes in these initiatives, these same individuals were qualified as small businesses and remained eligible as bidders. Interactive's investments in these entities totaled $21 million.

Events during and subsequent to Auction 5, made financing these licenses through the capital markets much more difficult than originally anticipated. On April 18, 1997, among other reasons, in order to obtain some economies of scale, such as financing, the five entities merged into Fortunet Communications, Inc. The FCC, in partial response to actions by Nextwave and others, promoted a plan of refinancing of "C" block. In 1997, many of the license holders from Auction 5, including Fortunet, petitioned the FCC for relief in order to afford these small businesses the opportunity to more realistically restructure and build out their systems. The President of Fortunet participated in an FCC sponsored forum on this issue on June 30, 1997. The response from the FCC, which was announced on September 26, 1997 and modified on March 24, 1998, afforded license holders four options. One of these options was the resumption of current debt payments, which had been suspended earlier in 1997 for all such license holders. Another option, amnesty, was to return all licenses and forgo any amounts deposited in exchange for forgiveness of the FCC debt. Other options include: disaggregation, splitting a 30 MHz license into two 15 MHz licenses and forgoing 50% of the amount deposited, or prepayment, return of certain licenses and utilize 70% of the amount deposited to acquire other licenses, 30% of the deposits would be forfeited.

On June 8, 1998, Fortunet elected to apply its eligible credits relating to its original down payment to the purchase of three licenses for 15 MHz of PCS spectrum in Tallahassee, Panama City and Ocala, Florida. Consistent with an FCC promulgated disaggregation alternative, Fortunet surrendered all the remaining licenses and forfeited 30% of its original down payment in full satisfaction of the government debt and the forgiveness of all accrued interest. Accordingly, Fortunet retained 15 MHz of spectrum in the three Florida markets covering a population of approximately 962,000 at a net auction cost of $15.8 million. As a result of following this FCC process, disaggregation resulted in a reduction of the bidding credits to $5.3 million. Fortunet also lost $6.0 million of its down payment. A lawyer for many applications for FCC licenses, Mr. Taylor, the relator in this case, is aware of the details of these FCC initiated alternatives to the "C" Block, as was and should be his law firm. As a result of this decision, during 1997, Interactive recorded a $7.0 million write down of its investment in Fortunet.

On April 15, 1999, the FCC completed a reauction of all the C-Block licenses that were surrendered, including the 15 MHz of spectrum that Fortunet returned to the FCC on June 8, 1998 in respect of the Tallahassee, Panama City and Ocala, Florida markets. In that reauction, the successful bidders paid a total of $2.7 million for those three 15 MHz licenses returned by Fortunet versus the $15.8 million paid by Fortunet. As a result of this auction, Interactive recorded a further write down of its investment of $15.4 million, including capitalized costs, to reflect the amount bid for the similar licenses in the reauction.

In February 2000, Fortunet merged with Sunshine PCS Corporation, which by way of a spin-off from Lynch Interactive became a public company. It traded under the symbol SUNPA. It initially traded at $0.10 per share.

On December 31, 2003, Sunshine, after undergoing appropriate corporate and regulatory processes, sold its three 15 MHz licenses to Cingular Wireless. Interactive received $7.6 million as part of the sale transaction versus its cash investment of $21 million initially invested in the original five entities in 1992. No one contested these transactions at the FCC.


                                  * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2004. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                   * * * * * *


Release: 04-11

Attachment A
------------

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($5.1million and $5.4 million for the three months ended September 30, 2004 and 2003 respectively).